Watsco, Inc.

October 14, 2026

EXHIBIT 5.1

October 14, 2026

Watsco, Inc.

2665 South Bayshore Drive

Suite 901

Miami, Florida 33133

Re: Registration Statement on Form S-3 (File No. 333-282975)

Ladies and Gentlemen:

We have acted as legal counsel for Watsco, Inc., a Florida corporation (the “Company”), in connection with the Company’s registration of 338,176 shares of the Company’s Common stock, par value $0.50 per share (the “Shares”), covered by the above-referenced registration statement (including the prospectus contained therein, the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), together with the Prospectus Supplement, dated October 14, 2026 (the “Prospectus Supplement”), filed with the Commission pursuant to Rule 424(b)(7) under the Securities Act, relating to the resale of the Shares by the selling shareholders named in the Prospectus Supplement. The Shares were issued pursuant to that certain agreement and plan of merger, dated as of September 12, 2026 (the “Merger Agreement”), by and among the Company, Granite Group Holdings LLC and the other parties thereto.

In connection with our representation of the Company and the preparation of this opinion letter, we have examined, considered and relied upon the following documents (collectively, the “Documents”):

1.
the Registration Statement and all amendments thereto, and the related form of prospectus contained therein, in the form in which it was transmitted to the Commission;
2.
the Prospectus Supplement, in the form transmitted to the Commission for filing on October 14, 2026 pursuant to Rule 424(b)(7) under the Securities Act;
3.
the Merger Agreement;
4.
the Company’s Articles of Incorporation, as amended to the date hereof;
5.
the Company’s Bylaws, as amended to the date hereof;
6.
resolutions adopted by the Board of Directors of the Company in respect of the issuance of the Shares, certified as of the date hereof by an officer of the Company; and
7.
such other documents and records and other certificates and instruments and matters of law as we have deemed necessary or appropriate to express the opinions set forth below, in each case subject to the assumptions, limitations and qualifications stated herein.

In rendering the opinions set forth below, we have assumed without investigation the following: (i) the genuineness of all signatures and the authenticity of all Documents submitted to us as originals, the conformity to authentic original documents of all Documents submitted to us as copies and the veracity of the Documents; (ii) each individual executing any of the Documents, whether

Greenberg Traurig, P.A. | Attorneys at Law 333 Southeast Second Avenue | Suite 4400 | Miami, FL 33131 | T +1 305.579.0500 | F +1 305.579.0717
www.gtlaw.com

Watsco, Inc.

October 14, 2026

on behalf of such individual or another person, is legally competent to do so; (iii) each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory; and (iv) the obligations of each party set forth in the Documents are valid and binding obligations of such party and are enforceable against such party in accordance with all stated terms.

As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

This opinion letter is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. We do not express any opinion herein concerning any law other than the laws of the State of Florida and the federal securities laws of the United States.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the issuance of the Shares (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and such incorporation by reference into the Registration Statement, of which the Prospectus Supplement forms a part, and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely, GREENBERG TRAURIG, P.A. By: /s/ Drew M. Altman, Esq. Drew M. Altman, Esq.

Greenberg Traurig, P.A. | Attorneys at Law 333 Southeast Second Avenue | Suite 4400 | Miami, FL 33131 | T +1 305.579.0500 | F +1 305.579.0717
www.gtlaw.com